Exhibit 99.1
Filed by Chesapeake Utilities Corporation
Pursuant to Rule 425 under the Securities Act of 1933
And Deemed Filed Pursuant to Rule 14a-12
under the Securities Exchange Act of 1934
Subject Company: Florida Public Utilities Company
Commission File No.: 001-10608
FOR IMMEDIATE RELEASE
August 6, 2009
NYSE Symbol: CPK
CHESAPEAKE UTILITIES CORPORATION ANNOUNCES RESULTS
FOR THE SECOND QUARTER ENDED JUNE 30, 2009
Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today announced net income of $806,000 for the second quarter of 2009, or $0.12 per share (diluted), compared to $1.8 million, or $0.27 per share (diluted), for the second quarter of 2008. The Company’s pre-tax operating income for the second quarter of 2009 decreased by $1.5 million compared to the same period in 2008 as the natural gas segment experienced a decline in pre-tax operating income of $978,000. The quarterly results from the natural gas segment were negatively affected by the decline in operating income for the Florida division by $455,000 and $396,000 of unfavorable non-recurring operating expense variances in the quarter shared among the other natural gas operations. The Company’s advanced information services segment also contributed $442,000 to the decline in the second quarter’s pre-tax operating income as it was affected by adverse market conditions. Earnings for the second quarters of 2009 and 2008 included $1.1 million and $1.2 million in merger-and-acquisition-related transaction costs, respectively.
On a year-to-date basis, the Company reported net income of $9.4 million for the six months ended June 30, 2009, or $1.36 per share (diluted), which equaled net income for the same period in 2008. The Company’s pre-tax operating income for the six months ended June 30, 2009 increased by $452,000. The propane segment experienced an increase in pre-tax operating income of $1.8 million as it benefited from higher margins per gallon and increased gallons sold during the first half of 2009. The natural gas segment reported a decrease in pre-tax operating income of $844,000 largely due to the decline in the Florida division of $539,000 and the previously mentioned unfavorable non-recurring operating expense variances within the other natural gas operations in the second quarter. The advanced information services segment experienced a decrease in pre-tax operating income of $584,000 due to adverse market conditions. Earnings for both periods reflected the effect of $1.2 million in merger-and-acquisition-related transaction costs.
“I am very pleased with our accomplishments during the second quarter. While our earnings were disappointing, our business is strong and on a year-to-date basis we have achieved the same net income for the first six months of this year compared to last year. We have been able to maintain earnings in spite of a decline in the results from the Florida natural gas distribution unit and the advanced information services segment,” stated John R. Schimkaitis, President and Chief Executive Officer of Chesapeake Utilities Corporation. “We have taken the appropriate steps to improve our earnings looking forward. Our Florida unit filed its petition for a rate increase and the advanced information services segment implemented cost-containment actions to offset the effects of the operating revenue decline. We will continue to monitor our advanced information services performance and will make further adjustments if necessary. Finally, we expect our continued growth and the steps taken by the Florida division and the advanced information services segment will further improve our results in the second half of the year.”
Highlights for the quarter and the subsequent period included:
•
The natural gas transmission operations recognized increased gross margin of $508,000 as a result of new transportation service contracts that became effective in late 2008 and 2009. These new contracts and the completion of an expansion project in the fourth quarter of 2009, less amounts from other transportation contracts that are expiring, are expected to contribute $1.4 million to gross margin in the second-half of 2009.

•
The natural gas distribution operations in Delaware and Maryland experienced growth in residential, commercial and industrial customers, contributing an additional $212,000 to gross margin, in spite of the continued slowdown in the new housing market and industrial growth in the region.

•
The Company’s Florida division filed its petition for a rate increase, which includes an interim annual rate increase of $418,000 and a permanent annual rate increase of $2.97 million. The Florida division anticipates the interim rate decision in October 2009 and final rate decisions by the end of 2009.

•	Margins from the propane distribution operations increased by $355,000 as a result of higher retail unit margins due to sustained retail prices, coupled with lower propane costs.
•
On April 20, 2009, the Company announced a definitive merger agreement with Florida Public Utilities Company (“FPU”). The closing of the merger is subject to various conditions, including obtaining certain regulatory approvals and approval by the shareholders of both the Company and FPU. The Company has now received all of the necessary Public Service Commission approvals from the Delaware, Maryland and Florida Public Service Commissions. On July 24, 2009, the Company and FPU filed a preliminary joint proxy statement/prospectus with the Securities and Exchange Commission.

•
On May 6, 2009, the Company’s Board of Directors raised the annualized dividend per share by $0.04 from $1.22 to $1.26 per share. The 3.28 percent increase in the dividend is expected to be supported by earnings growth, allowing the Company to maintain its payout in the range of 60 percent of earnings.

•	Chesapeake Utilities, Central Florida Gas and Eastern Shore Natural Gas Company all received the American Gas Association’s 2008 Industry Leader Accident Prevention Award for excellent safety records.
Operating expenses, excluding the costs included in gross margin and merger-and-acquisition-related transaction costs, increased by $1.5 million. This increase includes the effects of the following unfavorable variances that are not expected to recur in the second-half of 2009: $251,000 in increased costs related to uncollectible customer accounts from the heating season, a one-time reduction in depreciation expense in the second quarter of 2008 of $77,000 related to the Delaware negotiated rate settlement that did not occur in 2009, and $185,000 in the true-up of certain corporate accrual estimates in the second quarter of 2009.
The discussions of the results for the periods ended June 30, 2009 and 2008, use the term “gross margin,” which is a non-Generally Accepted Accounting Principle financial measure that management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Supplemental Income Statement Data chart below.
Comparative results for the quarters ended June 30, 2009 and 2008
Operating income decreased by $1.5 million, or 34 percent, to $2.9 million for the second quarter of 2009, compared to $4.3 million for the same period in 2008. The decrease in operating income reflected a lower gross margin coupled with increased operating expenses for the second quarter of 2009 compared to the same period in 2008.

Natural Gas Operations
For the second quarter of 2009, operating income for the natural gas segment decreased by $978,000, compared to the same period in 2008, as higher operating expenses of $1.5 million exceeded a $507,000 increase in gross margin. Factors contributing to the period-over-period increase in gross margin are described in the following table:

(in thousands)
Gross margin for the three months ended June 30, 2008	$14,933

Factors contributing to the gross margin increase for the three months ended June 30, 2009:
New transportation service contracts	508
Changes in rate structures	209
Customer growth, offset by loss of customers	166
Other	74
Weather	(246)
Decreased customer consumption	(204)

Gross margin for the three months ended June 30, 2009	$15,440

•
The natural gas transmission operations benefited from new transportation service contracts on the Delmarva Peninsula and Florida in late 2008 and 2009, which contributed $508,000 to gross margin. These new transportation service contracts and the completion of an expansion project in the fourth quarter of 2009, less amounts from the other transportation contracts that are expiring, are expected to contribute $2.5 million and $3.4 million of gross margin in 2009 and 2010, respectively.

•
A new rate structure for the Delaware natural gas distribution operation implemented in the third quarter of 2008 allows a greater portion of the annual revenue requirements to be collected through non-volume-based charges and reduces weather-based volatility in gross margin, which typically results in increased margin during non-heating periods and reduced margin during the heating season. This change contributed $103,000 to the increase in gross margin. Although not representing additional revenue, included in the new rate structure was the collection of miscellaneous service fees of $106,000, which had previously been offset against operating expenses.

•
In spite of the continued slowdown in the new housing market and industrial growth in the region, the natural gas distribution operations in Delaware and Maryland experienced growth in residential, commercial and industrial customers, contributing an additional $212,000 to gross margin. The natural gas distribution operation in Florida experienced a decline in gross margin of $46,000 primarily due to the loss of an industrial customer in bankruptcy.

•	Weather contributed $246,000 to the decrease in gross margin in the second quarter of 2009, as temperatures on the Delmarva Peninsula were 11 heating degree days warmer than the same period in 2008.
•	Lower energy usage in all of the Company’s service territories, primarily due to the slowdown in the economy, reduced gross margin by $204,000.
Other operating expenses for the natural gas segment increased by $1.5 million in the second quarter of 2009. This increase is attributable to $388,000 of higher expenses related to plant investments made in late 2008, increased costs related to the economic slowdown, including an increased allowance for uncollectible accounts of $192,000, higher pension costs of $85,000, higher corporate overhead costs allocated to the segment of $123,000 from the previously discussed true-ups of corporate accrual estimates, and increased corporate services costs of $177,000 for increased information technology spending to improve system infrastructure and performance. In addition, depreciation expense for the second quarter of 2008 included a reduction of $77,000 related to the depreciation credit included in the Delaware negotiated rate settlement agreement. Also contributing to the increase were higher compensation costs of $171,000 for non-executive employees associated with the compensation survey completed in the fourth quarter of 2008 and pipeline integrity costs of $127,000 to maintain compliance with various regulations.

Propane Operations
The propane segment incurred an operating loss of $561,000 for the second quarter of 2009 for an increased loss of $209,000 compared to the same period in 2008, as a result of a $123,000 decrease in gross margin coupled with an $86,000 increase in operating expenses. Factors contributing to the period-over-period decrease in gross margin are described in the following table:

(in thousands)
Gross margin for the three months ended June 30, 2008	$3,954

Factors contributing to the decrease in gross margin for the three months ended June 30, 2009:
Increases in margin per retail gallon	355
Wholesale marketing and sales	(351)
Miscellaneous fees and other	(127)

Gross margin for the three months ended June 30, 2009	$3,831

•
The propane distribution operations increased gross margin by $355,000 from higher retail unit margins, generated from the sharp decline in propane costs in late 2008 and early 2009, which provided for lower propane inventory costs. Propane inventory costs during the second quarter of 2009 were further lowered by inventory write-downs of approximately $800,000 during the second-half of 2008.

•
Decreased price volatility in the propane wholesale market in 2009 resulted in fewer market opportunities for the Company’s propane wholesale and marketing operation, which led to a $351,000 gross margin decrease. The propane wholesale and marketing operation experienced a 34-percent decrease in its trading volume during the second quarter of 2009 compared to the same period in 2008.

Operating expenses for the propane segment increased by $86,000 for the second quarter of 2009 compared to the same period in 2008, due primarily to increased benefit costs of $14,000 caused by the decline in the value of pension plan assets during 2008, tank maintenance costs of $59,000 as part of the operations maintenance program, and higher corporate overhead costs allocated to the propane segment of $85,000 primarily from the true-up of corporate accrual estimates. These increases were offset primarily by lower vehicle-related costs of $61,000 and reduced incentive compensation in the propane wholesale and marketing operation of $43,000.
Advanced Information Services
The advanced information services segment experienced an operating loss of $240,000 for the quarter ended June 30, 2009, compared to operating income of $202,000 for the same period in 2008. Gross margin for the advanced information services segment was severely affected by a broad decline in information technology spending. The period-over-period decrease in gross margin of $509,000 reflects lower consulting revenues due to a 36-percent reduction in the number of billable hours.
Operating expenses for the advanced information services segment for the quarter decreased by $67,000 primarily due to cost-containment actions, including layoffs, instituted in March of 2009 as part of the Company’s efforts to offset the decline in revenues. The cost-containment actions are expected to further reduce operating costs by $587,000 in the second half of 2009.
Other and Eliminations
The other and eliminations segment, consisting primarily of subsidiaries that own real estate leased to other Company subsidiaries and costs relating to mergers or acquisitions, experienced an operating loss of approximately $991,000 for the second quarter of 2009, compared to an operating loss of $1.1 million for the same period in 2008. The operating losses experienced in the second quarters of 2009 and 2008 were primarily due to merger-and-acquisitions-related transaction costs.

Interest Expense
Interest expense for the second quarter of 2009 increased by $184,000, or 13 percent, compared to the same period in 2008. The higher interest expense was due primarily to a higher borrowing cost in 2009. As a result of the issuance of $30 million of long-term debt in the fourth quarter of 2008, the average outstanding long-term debt for the period increased by $23.1 million, while it decreased the average short-term borrowings for the period by $31.8 million. The interest rate on this long-term debt is 5.93 percent, which is higher than the average short-term debt rate of 3.53 percent for the second quarter of 2009.
Comparative results for the six months ended June 30, 2009 and 2008
Operating income increased by $452,000, or two percent, to $18.8 million for the first six months of 2009, compared to $18.4 million for the same period in 2008, as the gross margin increase of $3.8 million, or eight percent, was partially offset by increased operating expenses of $3.4 million, or 11 percent.
Natural Gas Operations
Natural gas operating income for the first six months of 2009 decreased by $844,000 as increased operating expenses of $3.0 million more than offset gross margin growth of $2.2 million. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the six months ended June 30, 2008	$34,544

Factors contributing to the gross margin increase for the six months ended June 30, 2009:
New transportation service contracts	941
Natural gas marketing	833
Customer growth, offset by loss of customers	442
Weather	210
Other	113
Changes in interruptible services, net of margin sharing	(185)
Changes in rate structures	(108)
Decreased customer consumption	(67)

Gross margin for the six months ended June 30, 2009	$36,723

•
The natural gas transmission operations benefited from new transportation service contracts on the Delmarva Peninsula and Florida in late 2008 and 2009, which contributed $941,000 to gross margin. As mentioned previously, these new contracts and the completion of an expansion project in the fourth quarter of 2009, less amounts from the other transportation contracts that are expiring, are expected to contribute $2.5 million and $3.4 million of gross margin in 2009 and 2010, respectively.

•
The natural gas marketing operation experienced an increase of $833,000 in gross margin, as it benefited from increased spot sales to customers on the Delmarva Peninsula. Spot sales are opportunistic transactions, the future availability of which is dependent upon market conditions.

•
In spite of the continued slowdown in the new housing market and industrial growth in the region, the natural gas distribution operations in Delaware and Maryland experienced growth in residential, commercial and industrial customers, contributing an additional $524,000 to gross margin. The natural gas distribution operation in Florida experienced a decline in gross margin of $82,000 primarily due to the loss of an industrial customer in bankruptcy.

•	The eight-percent colder temperatures on the Delmarva Peninsula contributed $210,000 to the increased gross margin in the first six months of 2009.

•
A new rate structure for the Delaware natural gas distribution operation, implemented in the third quarter of 2008, allows a greater portion of the annual revenue requirements to be collected through non-volume-based charges and reduces weather-based volatility in gross margin, which typically results in increased margin during non-heating periods and reduced margin during the heating season. Compared to the previous rate structure, this resulted in a reduction of $295,000 in margin during the first six months of 2009, but will represent an increase in margin during non-heating periods in the second-half of 2009. Although not representing additional revenue, included in the new rate structure was the collection of miscellaneous service fees of $187,000, which had previously been offset against operating expenses.

•
Lower energy usage in all of the Company’s service territories, primarily due to the slowdown in the economy, reduced gross margin by $67,000. Also reducing gross margin was a decrease of $185,000 in interruptible margin due to a reduction in the price of alternative fuels (propane and fuel oil), making those more attractive fuel choices to industrial customers with interruptible service contracts.

Other operating expenses for the natural gas segment increased by $3.0 million in the first six months of 2009. This increase is attributable to $674,000 in higher expenses related to plant investments made in 2008, increased costs related to the economic slowdown, including an increased allowance for uncollectible accounts of $513,000 and higher pension costs of $169,000, increased corporate overhead costs of $123,000 from the previously discussed true-ups of corporate accrual estimates, and increased corporate services costs of $270,000 primarily related to increased information technology spending to improve system infrastructure and performance. In addition, depreciation expense for the first six months of 2008 included a reduction of $297,000 related to the depreciation credit included in the Delaware negotiated rate settlement agreement. Also contributing to the increase were higher compensation costs of $371,000 for non-executive employees associated with the compensation survey completed in the fourth quarter of 2008 and pipeline integrity costs of $187,000 to maintain compliance with various regulations.
Propane Operations
The propane segment’s operating income for the first six months of 2009 increased by $1.8 million as a $2.5 million increase in gross margin was partially offset by an increase in operating expenses of $648,000. Factors contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the six months ended June 30, 2008	$12,041

Factors contributing to the gross margin increase for the six months ended June 30, 2009:
Increases in margin per retail gallon	1,703
Increased volumes	655
Weather	557
Wholesale propane sales	160
Wholesale marketing and sales	(567)
Other	(27)

Gross margin for the six months ended June 30, 2009	$14,522

•
Margins from propane distribution operations increased by $1.7 million as a result of higher retail unit margins due to a sharp decline in propane costs in late 2008 and early 2009, which provided for lower propane inventory costs. Propane inventory costs during the first half of 2009 were further lowered by inventory write-downs to market prices of approximately $800,000 during the second-half of 2008.

•
The Company’s propane distribution operations experienced higher non-weather-related volumes sold during the first six months of 2009, which expanded gross margin by $655,000. Factors contributing to the increase in gallons sold were the timing of propane deliveries and the addition of 208 new Community Gas Systems customers.

•	The Company estimates that colder weather during the first six months of 2009 contributed an additional $557,000 in gross margin for the Delmarva propane distribution operations.
•	Wholesale volumes increased by 1.9 million gallons in the first six months of 2009, which resulted in a gross margin increase of $160,000.

•
Decreased price volatility in the propane wholesale market during the period resulted in fewer market opportunities for the Company’s propane wholesale and marketing operation, which led to a $567,000 gross margin decrease compared to the first six months of 2008. The propane wholesale and marketing operation experienced a 42 percent decrease in its trading volume during the first half of 2009 compared to the same period in 2008.

Other operating expenses for the propane segment increased by $648,000 for the first six months of 2009, compared to the same period in 2008. The higher costs were due primarily to higher incentive compensation of $173,000 related to increased earnings, increased benefit costs $34,000 primarily from the decline in the value of the pension plan assets, tank maintenance costs of $97,000 included in the operation’s maintenance program, and higher corporate overhead costs allocated to the segment of $118,000 primarily from the true-up of corporate accrual estimates. These increases were partially offset with lower vehicle-related expenses of $82,000.
Advanced Information Services
The advanced information services business experienced an operating loss of $345,000 for the six months ended June 30, 2009, a decrease of $584,000, compared to operating income of $239,000 for the same period in 2008. Gross margin for the advanced information services segment was severely affected by a broad decline in information technology spending. The period-over-period decrease in gross margin of $784,000 reflects lower consulting revenues due to a 31-percent reduction in the number of billable hours.
Operating expenses for the advanced information services for the six months decreased by $200,000 due primarily to cost-containment actions, including layoffs, instituted in the first quarter of 2009 to offset the decline in revenues. As mentioned previously, the cost-containment actions are expected to further reduce operating costs by $587,000 in the second half of 2009.
Other and Eliminations
The other and eliminations segment, consisting primarily of subsidiaries that own real estate leased to other Company subsidiaries and costs relating to mergers and acquisitions, experienced an operating loss of approximately $1.0 million for the first six months of 2009, compared to an operating loss of approximately $1.1 million for the same period in 2008. The operating losses experienced in the first six months of 2009 and 2008 were due primarily to merger-and-acquisition-related transaction costs.
Interest Expense
Interest expense for the first six months of 2009 increased by $233,000, or eight percent, compared to the same period in 2008. The higher interest expense was due primarily to a higher borrowing cost in 2009. As a result of the issuance of $30 million of long-term debt in the fourth quarter of 2008, the average outstanding long-term debt for the period increased by $23.2 million, while it decreased the average outstanding short-term borrowings for the period by $22.9 million. The interest rate on this long-term debt is 5.93 percent, which is higher than the average short-term debt rate of 1.74 percent for the first six months of 2009.
Capital Requirements and Resources
The Company reduced its capital spending projections for 2009 by $3.4 million from the original budget of $34.8 million because several projects are not likely to move forward this year as a result of the general slowdown in the new housing market and industrial growth. The Company continues to expect to fund 2009 capital expenditures from short-term borrowing, cash provided by operating activities, and other sources.
The Company continued to reduce short-term debt during the second quarter of 2009 through increased net cash provided by operating activities. The Company had $2.0 million in short-term debt outstanding at June 30, 2009.

Chesapeake Utilities Corporation and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)
For the Periods Ended June 30, 2009 and 2008
(in Thousands, Except Shares and Per Share Data)

	Second Quarter		Year to Date
	2009	2008	2009	2008

Operating Revenues	$40,834	$69,057	$145,313	$169,330

Operating Expenses
Cost of sales, excluding costs below	20,467	48,540	91,689	119,519
Operations	11,575	10,743	23,820	21,512
Transaction costs	1,090	1,240	1,204	1,240
Maintenance	716	503	1,332	989
Depreciation and amortization	2,413	2,225	4,797	4,428
Other taxes	1,717	1,477	3,649	3,272

Total operating expenses	37,978	64,728	126,491	150,960

Operating Income	2,856	4,329	18,822	18,370

Other income, net of other expenses	12	64	45	81

Interest charges	1,573	1,389	3,215	2,982

Income Before Income Taxes	1,295	3,004	15,652	15,469

Income taxes	489	1,185	6,253	6,076

Net Income	$806	$1,819	$9,399	$9,393

Weighted Average Shares Outstanding:
Basic	6,862,248	6,812,474	6,847,543	6,803,892
Diluted	6,868,717	6,920,042	6,963,132	6,917,308

Earnings Per Share of Common Stock:
Basic	$0.12	$0.27	$1.37	$1.38
Diluted	$0.12	$0.27	$1.36	$1.36

Chesapeake Utilities Corporation and Subsidiaries

Supplemental Income Statement Data (Unaudited)
For the Periods Ended June 30, 2009 and 2008
(in Thousands, Except Heating Degree Data)

	Second Quarter		Year to Date
	2009	2008	2009	2008

Gross Margin (1)
Natural Gas	$15,440	$14,933	$36,723	$34,544
Propane	3,831	3,954	14,522	12,041
Advanced Information Services	1,254	1,763	2,688	3,472
Other and Eliminations	(158)	(133)	(309)	(246)

Total Gross Margin	$20,367	$20,517	$53,624	$49,811

Operating Income
Natural Gas	$4,648	$5,626	$15,251	$16,095
Propane	(561)	(352)	4,925	3,092
Advanced Information Services	(240)	202	(345)	239
Other and Eliminations	(991)	(1,147)	(1,009)	(1,056)

Total Operating Income	$2,856	$4,329	$18,822	$18,370

Heating Degree-Days — Delmarva Peninsula
Actual	470	481	2,923	2,703
10-year average (normal)	494	490	2,800	2,760

(1)
“Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased gas cost for natural gas and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles (“GAAP”). Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(in Thousands, Except Shares and Per Share Data)

	June 30,	December 31,
	2009	2008
Assets

Property, Plant and Equipment
Natural gas	$321,413	$316,125
Propane	52,044	51,827
Advanced information services	1,430	1,439
Other plant	10,920	10,816

Total property, plant and equipment	385,807	380,207
Less: Accumulated depreciation and amortization	(105,293)	(101,018)
Plus: Construction work in progress	6,502	1,482

Net property, plant and equipment	287,016	280,671

Investments	1,647	1,601

Current Assets
Cash and cash equivalents	1,614	1,611
Accounts receivable (less allowance for uncollectible accounts of $1,386 and $1,159, respectively)	31,062	52,905
Accrued revenue	1,605	5,168
Propane inventory, at average cost	4,507	5,711
Other inventory, at average cost	1,322	1,479
Regulatory assets	589	826
Storage gas prepayments	5,847	9,492
Income taxes receivable	1,332	7,443
Deferred income taxes	3,053	1,578
Prepaid expenses	1,821	4,679
Mark-to-market energy assets	944	4,482
Other current assets	146	147

Total current assets	53,842	95,521

Deferred Charges and Other Assets
Goodwill	674	674
Other intangible assets, net	157	164
Long-term receivables	435	533
Regulatory assets	2,699	2,806
Other deferred charges	3,819	3,825

Total deferred charges and other assets	7,784	8,002

Total Assets	$350,289	$385,795

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(in Thousands, Except Shares and Per Share Data)

	June 30,	December 31,
	2009	2008
Capitalization and Liabilities

Capitalization
Stockholders’ equity
Common stock, par value $0.4867 per share (authorized 12,000,000 shares)	$3,344	$3,323
Additional paid-in capital	68,352	66,681
Retained earnings	61,931	56,817
Accumulated other comprehensive loss	(3,600)	(3,748)
Deferred compensation obligation	1,315	1,549
Treasury stock	(1,315)	(1,549)

Total stockholders’ equity	130,027	123,073

Long-term debt, net of current maturities	86,313	86,422

Total capitalization	216,340	209,495

Current Liabilities
Current portion of long-term debt	6,656	6,656
Short-term borrowing	2,000	33,000
Accounts payable	25,321	40,202
Customer deposits and refunds	7,632	9,534
Accrued interest	1,655	1,024
Dividends payable	2,164	2,082
Accrued compensation	2,190	3,305
Regulatory liabilities	6,719	3,227
Mark-to-market energy liabilities	650	3,052
Other accrued liabilities	2,771	2,970

Total current liabilities	57,758	105,052

Deferred Credits and Other Liabilities
Deferred income taxes	41,967	37,720
Deferred investment tax credits	214	235
Regulatory liabilities	837	875
Environmental liabilities	469	511
Other pension and benefit costs	7,502	7,335
Accrued asset removal cost	21,133	20,641
Other liabilities	4,069	3,931

Total deferred credits and other liabilities	76,191	71,248

Total Capitalization and Liabilities	$350,289	$385,795

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Cautionary Statement in the Company’s report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.
Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake’s businesses is available on the World Wide Web at www.chpk.com.
Additional Information and Where to Find It
In connection with the proposed merger, Chesapeake has filed a registration statement on Form S-4 with the SEC, which includes a joint proxy statement/prospectus of Chesapeake and Florida Public Utilities, as well as other materials. WE URGE INVESTORS TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT CHESAPEAKE, FLORIDA PUBLIC UTITLIES AND THE PROPOSED MERGER. Investors will be able to obtain free copies of the registration statement and proxy statement/prospectus, as well as other filed documents containing information about Chesapeake and Florida Public Utilities at http://www.sec.gov, the SEC’s Web site. Free copies of Chesapeake’s SEC filings are also available on Chesapeake’s Web site at investor.shareholder.com/CPK/sec.cfm and free copies of Florida Public Utilities’ SEC filings are also available on Florida Public Utilities’ Web site at www.fpuc.com/about_us/invest.asp.
Participants in the Solicitation
Chesapeake and Florida Public Utilities and their respective directors, executive officers, other members of management and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies with respect to the proposed merger. Information about the directors and executive officers of Florida Public Utilities is set forth in the proxy statement for Florida Public Utilities’ 2009 Annual Meeting of Stockholders, as filed with the SEC on a Schedule 14A on April 6, 2009 and Form 10-K filed with the SEC on March 20, 2009. Information about the directors and executive officers of Chesapeake is set forth in the proxy statement for Chesapeake’s 2009 Annual Meeting of Stockholders, as filed with the SEC on a Schedule 14A on March 27, 2009 and Form 10-K filed with the SEC on March 9, 2009. Additional information regarding the interests of those participants and other persons who may be deemed participants in the merger may be obtained by reading the registration statement on Form S-4, joint proxy statement/prospectus and other materials as filed with the SEC on July 24, 2009, regarding the proposed merger. You may obtain free copies of these documents as described previously.
For more information, contact:
Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799